Exhibit 5.1

October 11, 2017
Northern Oil and Gas, Inc.
601 Carlson Pkwy, Suite 900
Minnetonka, MN 55305

Ladies and Gentlemen:
We have acted as counsel to Northern Oil and Gas, Inc., a Minnesota corporation (the “Company”), in connection with the filing of a prospectus supplement dated October 11, 2017 (the “Prospectus Supplement”) to the prospectus dated July 24, 2015 (together, the “Prospectus”) relating to the issuance by the Company, pursuant to that certain Settlement Agreement and General Release dated September 25, 2017 (the “Settlement Agreement”), by and between the Company and Michael L. Reger, of 3,000,000 shares of the Company’s common stock, par value $.001 per share (the “Securities”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-205619) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on July 24, 2015.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
Any Securities will be issued under the Amended and Restated Articles of Incorporation of the Company (as amended to the date hereof, the “Articles of Incorporation”) and issued pursuant to the Settlement Agreement (collectively with the Articles of Incorporation, the “Governing Documents”).
As counsel for the Company, we are familiar with the Articles of Incorporation and the By-Laws of the Company (as amended to the date hereof, the “Bylaws”), and we have reviewed (i) the Registration Statement, (ii) the Prospectus Supplement and Prospectus, (iii) the Settlement Agreement, and (iv) the proceedings taken by the Company in connection with the authorization of the Securities. We have also examined such corporate and other records, documents, agreements and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof.
Based on the foregoing and subject to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and, when issued in the manner and under the terms of the Settlement Agreement, will upon such issuance be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We express no opinion concerning any law other than the laws of the State of Minnesota and we express no opinion as to the effect of any other laws.
This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed with the Commission on October 11, 2017 and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, FAEGRE BAKER DANIELS LLP By /s/ Joshua L. Colburn Joshua L. Colburn, Partner